September 23, 2005

Bryant C. Danner, Esq.

Re:	Engagement for Legal Services relating to Environmental Matters (Edison Matter No. LA2005000742)

Dear Bry:

This letter will confirm the understanding that has been reached concerning Edison International’s engagement of you to provide legal services in connection with significant environmental matters affecting Edison International and its subsidiaries.

Our mutual expectation is that you will devote, on average, approximately two days per week to this matter. We have agreed that your hourly billing rate shall be $300. You will look to me for overall direction, but we expect that you will be in regular direct communication with Polly Gault, Ted Craver, and Ray Vickers.

We have also agreed that the budget for this matter from September 1 through the remainder of 2005 shall be set at $100,000, which will be inclusive of both fees and costs. The budget for 2006 will be set at $300,000. With the exception that travel at first class is authorized, and such other exceptions as we may agree upon from time to time, this engagement assumes that your services and invoices in this matter will be provided in conformance with SCE’s Guide for Outside Counsel. We request that all of your invoices and correspondence related to this matter reflect the internal matter number noted above. Please send your invoices to Suzie Rodriguez of the Edison Law Department at the following address: Southern California Edison Company, 2244 Walnut Grove Avenue, Rosemead, CA 91770.

We are pleased to have the benefit of your experience and expertise on this matter.

Very truly yours,

/s/ J. A. Bouknight, Jr.

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J. A. Bouknight, Jr.

AGREED AND ACCEPTED

/s/ Bryant C. Danner	9/28/05
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Bryant C. Danner	Date

cc:	Barbara Mathews

James Shimmel

Shirley Rea
Suzie Rodriguez